Exhibit 10.10

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is effective as of September 12, 2022 (“Effective Date”) by and between Jack Calandra (“Employee”) and Caleres, Inc., a New York corporation (“Caleres” and, together with its subsidiaries, the “Company”).

WHEREAS, Caleres is engaged, directly and indirectly through its subsidiaries, in the sourcing and retail and wholesale sale of footwear in the United States and throughout the world;

WHEREAS, Employee is employed by Caleres or a wholly-owned subsidiary of Caleres in an executive capacity, possesses intimate knowledge of the business and affairs of the Company, and has acquired, and will continue to acquire, certain confidential, proprietary and trade secret information and data with respect to the Company;

WHEREAS, Caleres desires to insure, insofar as possible, that the Company will continue to have the benefit of Employee’s services and to protect the confidential information and goodwill of the Company; and

WHEREAS, the Company recognizes that circumstances may arise in which a change in the control of Caleres occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to Employee’s competence or past contributions which uncertainty may result in the loss of valuable services of Employee to the detriment of the Company and Caleres’s shareholders, and the Company and Employee wish to provide reasonable security to Employee against changes in Employee’s relationship with Caleres in the event of any such change in control; and

WHEREAS, both the Company and Employee are desirous that a proposal for any change of control or acquisition will be considered by Employee objectively and with reference only to the business interests of the Company and Caleres’s shareholders; and

WHEREAS, Employee will be in a better position to consider the best interests of the Company if Employee is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

Section 1.Definitions
1.1“Board” means the Board of Directors of Caleres.

1.2“Business Unit” means any direct or indirect subsidiary, operating division or business unit of Caleres.
1.3“Cause” means (i) Employee engaging in willful misconduct which is materially injurious to the Company; (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) Employee engaging in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (iv) Employee’s continued failure to perform duties reasonably assigned to him by the Company; or (v) Employee’s deliberate violation of the company’s material policies, including but not limited to the company’s Respect in the Workplace policy.
1.4“Change of Control” means the occurrence of any of the following events after the Effective Date:
(a)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of common stock of Caleres (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Caleres entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a) the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with the exception set forth in paragraph (c) below; or
(b)Individuals who, as of the Effective Date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or
(d)A complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not occur unless one of the foregoing events occurs and such transaction constitutes a change in control event under Section 409A of the Code, to the extent required to avoid the adverse tax consequences thereunder.

1.5“Code” means the Internal Revenue Code of 1986, as amended.
1.6“Competitor” means any Person which (a) in its prior fiscal year had annual gross sales volume or revenues of more than $20,000,000 attributable to the sale of footwear or (b) is reasonably expected to have such level of footwear sales or revenues in either the current fiscal year or the next following fiscal year.
1.7“Confidential Information” shall have the meaning set forth in Section 9.
1.8“Customer” means any wholesale customer of Caleres and/or any Business Unit which either purchased from Caleres and/or any Business Unit during the one (1) year immediately preceding the Termination Date, or is reasonably expected by Caleres and/or any Business Unit to purchase from Caleres and/or any Business Unit in the one (1) year period immediately following the Termination Date, more than $1,000,000 in footwear.
1.9“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.10“Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, means (i) a material reduction in Employee’s base salary as in effect on the date hereof, or as the same may be increased from time to time; (ii) a material reduction in Employee’s status, position, responsibilities or duties; (iii) the required relocation of Employee’s principal place of business, without Employee’s consent, to a location which is more than fifty (50) miles from Employee’s principal place of business on the Effective Date, or from such location to which Employee may transfer with Employee’s consent after the Effective Date; (iv) the failure of any successor of Caleres to assume this Agreement, or (v) a material breach of this Agreement by the Company; provided, however, that the Employee must provide the Company written notice of the event (“Event Notice”) that is the basis of the potential Good Reason termination in writing within ninety (90) days of its initial existence, and the Event Notice shall describe the conduct the Employee believes to constitute Good Reason.  The Company shall have thirty (30) days to cure such conduct upon receipt of the Event Notice from the Employee.  If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period (“Cure Period”), the Employee’s Event Notice shall be deemed withdrawn.  Employee’s right to claim Good Reason termination shall be deemed waived with respect to such conduct if: (a) Employee does not provide an Event Notice to the Company within (90) days after the initial existence of such conduct; (b) the Company cures such conduct within the Cure Period, or (c) Employee’s termination occurs on a date that is more than one hundred twenty 120 days after the initial existence of such conduct.
1.11“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
1.12“Termination Date” means the effective date as provided in this Agreement of the termination of Employee’s employment with the Company.  Employee will have a termination of employment only if he has a separation from service determined based on all of the facts and circumstances and in accordance with the rules and regulations issued by the Treasury Department under Code Section 409A.
Section 2.Term
2.1Subject to Section 2.2, the term of this Agreement (the “Term”) shall be a period commencing on the Effective Date and ending March 31, 2023.
2.2The Term shall be automatically extended for successive one (1) year periods unless either party to this Agreement provides the other party with notice of termination at least ninety (90) days prior to the expiration of the original period or any one-year period thereafter.
Section 3.Termination of Employment
3.1The Company may terminate Employee’s employment at any time for Cause, effective upon written notice to Employee specifying in reasonable detail the particulars of Employee’s conduct deemed by the Company and/or such subsidiary to justify such termination for Cause.
3.2The Company may terminate Employee’s employment without Cause at any time, effective upon written notice to Employee of termination specifying that such termination is without Cause.
3.3Employee may terminate Employee’s employment with the Company at any time, with or without Good Reason.
Section 4.Separation Benefits
4.1If Employee’s employment is terminated by the Company for any reason other than for Cause, death or disability and Section 4.2 does not apply, Employee shall be entitled to the following separation benefits:
(a)The Company shall pay, or cause to be paid, to Employee within thirty (30) days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) all other amounts owed by the Company to Employee (other than any bonus or incentive payment of any kind) but unpaid as of the Termination Date.

(b)The Company shall pay, or cause to be paid, to Employee (i) in a lump sum not later than sixty (60) days after the Termination Date an amount equal to 200% of the sum of

(A) Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, and (B) Employee’s targeted annual incentive payment for the current year; and (ii) Employee’s annual incentive payment for the year of termination prorated to the Termination Date, paid at the time such annual incentive payment would have been paid if Employee had remained employed to the date of payment and calculated based on achievement of the performance criteria applicable to such annual incentive payment.

(c)The Company shall pay to Employee a lump sum cash amount equal to the premium for 12 months under the Company’s medical and/or dental plans in which Employee was participating as of the Termination Date, less the aggregate portion of such premium that Employee would be required to pay for 12 months if Employee were an active employee with the Company for such 12-month period, in each case, as determined on the Termination Date and otherwise in accordance with the method for determining the premium amount for purposes of COBRA but regardless of whether Employee elects continuation coverage under COBRA. Such payment shall be “grossed up” for tax purposes and shall be payable not later than sixty (60) days after the Termination Date.

(d)The restrictions applicable to each share of non-vested restricted stock of Caleres held by Employee that would have vested within the one (1) year period following the Termination Date had Employee remained employed by the Company shall lapse as of the Termination Date.

(e)Each non-vested option to purchase Caleres stock held by Employee that would have vested within the one (1) year period following the Termination Date had Employee remained employed by the Company shall vest as of the Termination Date.

(f)The Company shall pay the reasonable costs of outplacement services selected by the Company for a reasonable period of time following the Termination Date; provided, however, that no such outplacement services shall be provided after the last day of the second calendar year following the calendar year in which the Termination Date occurs.

4.2If Employee’s employment is terminated within twenty-four (24) months after a Change of Control (x) by the Company for any reason other than for Cause, death or disability, or (y) by Employee within ninety (90) days after the occurrence of Good Reason, Employee shall be entitled to the following separation benefits in place of, and not in addition to, the benefits set forth in Section 4.1:
(a)The Company shall pay, or cause to be paid, to Employee within thirty (30) days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) all other amounts owed by the Company to Employee (other than any bonus or incentive payment of any kind) but unpaid as of the Termination Date.
(b)The Company shall pay, or cause to be paid, to Employee (i) in a lump sum six (6) months after the Termination Date an amount equal to 300% of the sum of (A) Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date, and (B) Employee’s targeted annual incentive payment for the current year; and (ii) Employee’s annual incentive payment for the year of termination prorated to the Termination Date.

(c)The Company shall pay to Employee a lump sum cash amount equal to the premium for 18 months under the Company’s medical and/or dental plans in which Employee was participating as of the Termination Date, less the aggregate portion of such premium that Employee would be required to pay for 18 months if Employee were an active employee with the Company for such 18-month period, in each case, as determined on the Termination Date and otherwise in accordance with the method for determining the premium amount for purposes of COBRA but regardless of whether Employee elects continuation coverage under COBRA. Such payment shall be “grossed up” for tax purposes and shall be payable not later than sixty (60) days after the Termination Date.

(d)The restrictions applicable to each share of non-vested restricted stock of Caleres held by Employee shall lapse as of the Termination Date.

(e)Each non-vested option to purchase Caleres stock held by Employee shall vest and be exercisable as of the Termination Date.

(f)The Company shall pay the reasonable costs of outplacement services selected by the Company for a reasonable period of time following the Termination Date; provided, however, that no such outplacement services shall be provided after the last day of the second calendar year following the calendar year in which the Termination Date occurs.

4.3If Employee’s employment is terminated for any reason other than such reasons specified in Sections 4.1 and 4.2, the Company shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) all other amounts owed by the Company to Employee (other than any bonus or incentive payment of any kind) but unpaid as of the Termination Date.
4.4The benefits set forth in Sections 4.1(c) and 4.2 (c) shall run concurrently with any period of continuation coverage to which Employee is entitled under Section 601 of ERISA.  Upon Employee’s re-employment during the period specified in each such Section, to the extent covered by the new employer’s plan, coverage under the Company’s plan shall lapse, subject to any continuation of coverage rights under Section 601 of ERISA.  Employee’s participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease effective as of the Termination Date except as otherwise provided in such employee benefit plan, program or arrangement.
Section 5.Mitigation or Reduction of Benefits

Employee shall not be required to mitigate the amount of any payment provided for in Section 4 by seeking other employment or otherwise.  Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 4 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer after the Termination Date or otherwise.

Section 6.Employee Expenses After Change in Control

If Employee’s employment is terminated by the Company within twenty-four (24) months after a Change in Control and there is a dispute with respect to this Agreement, then all Employee’s costs and expenses (including reasonable legal and accounting fees) incurred by Employee (a) to defend the validity of this Agreement, (b) to contest any termination for Cause, (c) to contest any determinations by the Company concerning the amounts payable by or on behalf of the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company.  The Company shall make payment of such reimbursements from time to time, but in no event later than the last day of the calendar year following the calendar year in which such expenses are incurred, provided Employee timely submits reasonable documentation of such expenses.  In the event Employee is not the prevailing party in any such contest, Employee shall pay back any reimbursements made by the Company hereunder within thirty (30) days of final disposition of such contest.

Section 7.Release

Notwithstanding anything to the contrary stated in this Agreement, no benefits will be paid pursuant to Section 4 except under Section 4.1(a), 4.2(a) or 4.3 prior to execution by Employee of a release of the Company substantially in the form attached as Exhibit A, with such changes as may be made by the Company in its sole discretion in order to comply with and stay current with applicable laws and regulations.  Unless Employee executes such release and returns it to the Company within forty-five (45) days of his Termination Date, all benefits except under Sections 4.1(a), 4.2(a) or 4.3 shall be forfeited: provided further that if the forty-five (45) day period following Employee’s Termination  Date spans two calendar years, in no event will any payments or benefits that constitute “deferred compensation” within the meaning of Code Section 409A be paid prior to the first day of such second calendar year.

Section 8.Covenant Not to Compete
8.1During Employee’s employment with Caleres and/or any Business Unit and for a period of two (2) years after the Termination Date (collectively, the “Restricted Period”), Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other Person (whether as owner, partner, consultant, employee or otherwise):
(a)provide any executive, managerial, supervisory, and/or consulting services with respect to the footwear industry and/or the footwear business in the United States for any Competitor;
(b)hold any executive, managerial and/or supervisory position with any Competitor in the United States;
(c)assist any Competitor in competing against Caleres and/or any Business Unit for which Employee performs or performed substantial work and/or has or had access to Confidential Information (each a “Relevant Business Unit”) (i) in the United States and/or (ii) in any other country in which Caleres and/or any Relevant Business Unit is doing business in the one year immediately preceding the Termination Date (each a “Foreign Country”) if Employee had access to Confidential Information regarding the Company’s business in such Foreign Country;
(d)engage in any research, development and/or planning activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing (i) in the footwear industry in the United States or (ii) in any Foreign Country if Employee had access to Confidential Information regarding the Company’s business in such Foreign Country;
(e)cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Caleres and/or any Relevant Business Unit;
(f)assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Caleres and/or any Relevant Business Unit;
(g)cause or attempt to cause any footwear supplier or manufacturer of Caleres and/or any Relevant Business Unit to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Caleres and/or any Relevant Business Unit;
(h)assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any footwear supplier or manufacturer of Caleres and/or any Relevant Business Unit to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Caleres and/or any Relevant Business Unit; and/or
(i)solicit, entice, employ or seek to employ, in the footwear industry, any executive, managerial and/or supervisory employee of, or any consultant or advisor to, Caleres and/or any Relevant Business Unit.
8.2Employee recognizes and agrees that the restraints contained in Section 8.1 are reasonable and should be fully enforceable in view of, among other things, the high level positions Employee has had with Caleres and/or any Relevant Business Unit(s), the national and international nature of both the Company’s collective business and competition in the footwear industry, and the legitimate interests of the Company in protecting its confidential, proprietary and trade secret information (“Confidential Information”) and their respective customer goodwill and relationships.  Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 8.1.  Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would, among other things, be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and/or (ii) Employee was involved in diverting or helping to divert the Company’s customers and/or customer goodwill.
8.3Employee agrees to disclose, during the Restricted Period, the terms of this Section 8 to any potential future employer.

Section 9.Confidential Information.
9.1Employee acknowledges and agrees that during Employee’s employment, Employee has been and/or will be provided and have access to certain Confidential Information of the Company.  Employee agrees to keep secret and confidential, and not to use or disclose to any third-parties, except as directly required for Employee to perform Employee's employment responsibilities for the Company, any of the Company’s Confidential Information.
9.2Confidential Information includes all confidential and/or trade secret information of the Company (regardless of the form or medium in which it may exist or be stored or preserved) and includes, but is not limited to, all such information containing or reflecting any:
(a)lists or other identification of customers or prospective customers of Caleres and/or any Relevant Business Unit (and/or key individuals employed or engaged by such parties);
(b)lists or other identification of sources or prospective sources of Caleres’s and/or any Relevant Business Unit’s products or components thereof (and/or key individuals employed or engaged by such parties);
(c)compilations, information, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software relating to the development, manufacture, fabrication, assembly, marketing and/or sale of Caleres’s and/or any Relevant Business Unit’s products;
(d)financial, distribution, sales and marketing information, data, plans, and/or strategies of Caleres and/or any Relevant Business Unit;
(e)equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Caleres’s and/or any Relevant Business Unit’s products and services;
(f)Caleres’s and/or any Relevant Business Unit’s relations and/or dealings with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);
(g)Caleres’s and/or any Relevant Business Unit’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and
(h)any other information designated by Caleres and/or any Relevant Business Unit to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of Caleres and/or any Relevant Business Unit).

Notwithstanding the foregoing, the term “Confidential Information” shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Employee in violation of this Agreement.

9.3Employee will not, directly or indirectly, copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use for Employee or use for, or disclose to, any party other than Caleres, or any subsidiary or affiliate of Caleres, any Confidential Information, without Caleres’s prior written permission or except as required for the proper performance of Employee’s duties on behalf of the Company.
9.4Employee understands that Confidential Information may or may not be labeled as “confidential” and will treat all information as confidential unless otherwise informed by Caleres.
9.5At the termination of Employee’s employment with the Company or at any other time Caleres or any subsidiary or affiliate thereof may request, Employee shall promptly deliver to Caleres all documents and other materials, whether in physical or electronic form (including all copies thereof), containing any Confidential Information.
Section 10.Injunctive Relief

In the event of a breach or threatened breach of any of Employee’s duties or obligations under the terms and provisions of Section 8, Section 9, Section 11.2 or Section 11.9, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.  Employee hereby expressly acknowledges that the harm that might result to the Company’s business as a result of noncompliance by Employee with any of the provisions of Section 8, Section 9, Section 11.2 or Section 11.9 would be largely irreparable.  Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 8, Section 9, Section 11.2 or Section 11.9, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.  Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by the Company in enforcing its rights hereunder.

Section 11.Miscellaneous
11.1Notice.  All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) when received by facsimile (including electronic mail), receipt confirmed, or (c) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (d) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to the Company:

Caleres, Inc.

8300 Maryland Avenue

St. Louis, Missouri 63166-0029

Attention: General Counsel

If to Employee:

Jack Calandra

_____________________

_____________________

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

11.2Successors; Binding Agreement.
(a)Caleres shall require any successor to all or substantially all of the business and/or assets of the Company (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise), prior to or upon such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  To the extent such transaction constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Code Section 409A and the rules and regulations thereunder, failure of Caleres to obtain such agreement upon or prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee’s employment was terminated without Cause within twenty-four (24) months after a Change of Control.  For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date.
(b)Caleres shall also have the right, but not the obligation, to assign this Agreement, without Employee’s consent, to any successor to all or substantially all of the business and/or assets of a Business Unit for which Employee performs substantially all of Employee’s duties (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise).  In the event, and only in the event, Caleres elects to assign this Agreement to such successor of a Business Unit, a Change of Control will be deemed to have occurred and Caleres shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  No Change of Control shall be deemed to have occurred if Caleres does not elect to assign this Agreement to such successor of a Business Unit.
(c)This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, heirs and beneficiaries.
11.3Judicial Modification.  If and to the extent that any Section, term and/or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable under applicable law, then such Section(s), term(s) and/or provision(s) shall not be void but instead shall be modified and, to the maximum extent permissible under applicable law, enforced.

11.4Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.
11.5Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
11.6Waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance.  Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, any circumstances constituting Good Reason.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.
11.7Entire Agreement.  This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.
11.8Amendment.  Subject to Section 11.3, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.
11.9Governing Law.  In light of Company’s and Employee’s substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Employee resides in and/or reports to Company management in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Caleres’s execution of, and the making of, this Agreement in Missouri, the parties agree that:  (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state courts in St. Louis County, Missouri, or the U.S. District Court for the Eastern District of Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.  Employee agrees that Employee under no circumstances will, either alone or in conjunction with anyone else, file or pursue any such litigation other than in such state or federal courts in Missouri, and Employee hereby consents and agrees that any such litigation filed in any other court(s) shall be dismissed and that Employee may be enjoined from filing and/or pursuing any such action.
11.10Third Party Beneficiaries.  Employee agrees that Caleres’s subsidiaries are third party beneficiaries of this Agreement and hereby consents to the enforcement by any subsidiary of Caleres of the provisions contained herein, including without limitation, the provisions of Section 8 and Section 9.
11.11Interpretation and Compliance with Law.  With respect to those amounts payable hereunder which are subject to Code Section 409A, this Agreement shall be interpreted in a manner so as to be consistent with such provision and the rules and regulations promulgated thereunder.  The Company may modify the Agreement to the extent necessary to prevent a benefit or payment from being subject to a tax due to noncompliance with Code Section 409A or other law and to comply with applicable law.  Notwithstanding anything herein to the contrary, in the event that Employee is determined to be a specified employee within the meaning of Code Section 409A, for purposes of any payment on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Code Section 409A.

[Signature Page to follow]

IN WITNESS WHEREOF, Employee and Caleres have executed this Agreement as of the day and year first above written.

Caleres, Inc.		Employee
By:	/s/ Douglas W. Koch	/s/ Jack Calandra
Name:	Douglas W. Koch	Jack Calandra
Title:	SVP, Chief Human Resources Officer	Senior Vice President, Chief Financial Officer
Date:	September 23, 2022	Date:	September 13, 2022